Exhibit 10.1

SHARE EXCHANGE AGREEMENT

by and between

DATAVAULT AI INC.,

a Delaware corporation,

and

NYIAX, INC.,

a Delaware corporation

Dated as of March 16, 2025

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS AND RULES OF CONSTRUCTION		2

1.1.	Definitions	2

ARTICLE II. SHARE EXCHANGE		7

2.1.	Purchase Price	7
2.2.	The Share Exchange	7
2.3.	Mechanics of Exchange	7
2.4.	Adjustments	8
2.5.	Fractional Shares	8
2.6.	Lock-Up Agreements	8

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF NYIAX		8

3.1.	Corporate Existence	8
3.2.	Corporate Authority; Binding Effect	9
3.3.	No Conflicts; Governmental Approvals and Consents	9
3.4.	Subsidiaries	10
3.5.	Capitalization	10
3.6.	Financial Statements; Liabilities	10
3.7.	Indebtedness	11
3.8.	Good Title	11
3.9.	Contracts	11
3.10.	Litigation	11
3.11.	Compliance with Laws; Permits	12
3.12.	Intellectual Property	12
3.13.	Tax Matters	13
3.14.	Brokers and Other Advisors	14
3.15.	Business Records	14
3.16.	Exclusivity of Representations; No other Representations or Warranties	14

ARTICLE IV. REPRESENTATIONS OF DATAVAULT		15

4.1.	Corporate Existence	15
4.2.	Corporate Authority	15
4.3.	Capitalization	16
4.4.	Solvency	16

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4.5.	Title to Assets	16
4.6.	SEC Filings; Financial Statements	16
4.7.	Governmental Approvals and Consents	17
4.8.	Litigation	17
4.9.	Brokers and Other Advisors	18
4.10.	Not an Investment Company	18
4.11.	Exclusivity of Representations; No Other Representations or Warranties	18

ARTICLE V. AGREEMENTS OF DATAVAULT AND NYIAX		18

5.1.	Issuance of Additional Shares	18
5.2.	Necessary Efforts	19
5.3.	Public Disclosures	19
5.4.	Access to Records and Personnel	20

ARTICLE VI. CLOSING		21

6.1.	Closing Date	21
6.2.	Datavault Obligations	21
6.3.	NYIAX Obligations	22

ARTICLE VII. TERMINATION		23

7.1.	Termination Events	23
7.2.	Termination Procedures	23
7.3.	Effect of Termination	23

ARTICLE VIII. MISCELLANEOUS		24

8.1.	Notices	24
8.2.	Severability	24
8.3.	Further Assurances; Further Cooperation	25
8.4.	Counterparts	25
8.5.	Expenses	25
8.6.	Assignment; Successors and Assigns	25
8.7.	Amendment; Waiver	25
8.8.	Third Parties; No Benefit to Third Parties	26
8.9.	Governing Law	26
8.10.	Disclosure Schedules	26
8.11.	Entire Agreement	26
8.12.	Non-Recourse	27
8.13.	Waiver and Release of Claims	27

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8.14.	Section Headings; Table of Contents	28
8.15.	Specific Performance	28
8.16.	Non-survival of Representations and Warranties	29
8.17.	Fulfillment of Obligations	29

LIST OF EXHIBITS

Exhibit A	–	Form of Software Development Agreement
Exhibit B	–	Form of License Agreement
Exhibit C	–	Form of Datavault Lock-Up Agreement
Exhibit D	–	Form of NYIAX Lock-Up Agreement
Exhibit E	–	Form of NYIAX Additional Lock-Up Agreement

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SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT is dated as of March 16, 2025 (the “Agreement”), by and between Datavault AI Inc., a Delaware corporation (“Datavault”) and NYIAX, Inc., a Delaware corporation (“NYIAX”). Datavault and NYIAX are referred to herein individually as a “Party” and collectively as the “Parties.”. Capitalized terms used in this Agreement shall have the meanings indicated in Section 1.1, or as otherwise defined in this Agreement.

RECITALS

A. The Parties have agreed to an exchange transaction (the “Exchange”) whereby, pursuant to the terms and subject to the conditions of this Agreement, NYIAX shall exchange 900,000 shares of NYIAX’s common stock, par value $0.0001 per share (the “NYIAX Common Stock”), which resulting number of shares of NYIAX Common Stock when issued shall equal to twelve percent (12%) of the aggregate issued and outstanding NYIAX Common Stock at the time of the Closing (the “Shares”), including the Shares, for aggregate consideration of up to 5,000,000 shares of common stock of Datavault, par value $0.0001 per share (the “Datavault Common Stock”), as more fully described in this Agreement.

B. The board of directors of Datavault and the board of directors of NYIAX have each approved and deemed it advisable and in the best interest of their respective stockholders for, as applicable, (i) NYIAX to sell, transfer and assign to Datavault, and Datavault to purchase from NYIAX, the NYIAX Shares, (ii) Datavault to sell, transfer and assign to NYIAX, and NYIAX to purchase from Datavault, the Closing Shares (as defined below) and the Additional Shares (as defined below), and (iii) Datavault and NYIAX to enter into this Agreement and consummate the transactions contemplated hereunder.

C. Concurrently with the execution and delivery of this Agreement, (i) the Parties shall have entered into the software development agreement, substantially in the form attached hereto as Exhibit A (the “Software Development Agreement”), and (ii) intellectual property cross license agreement, substantially in the form attached hereto as Exhibit B (the “License Agreement”), in each case, to be effective immediately upon the Closing.

D. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Datavault’s and NYIAX’s willingness to enter into this Agreement, (i) Datavault has entered into a lock-up agreement in substantially the form attached hereto as Exhibit C (the “Datavault Lock-Up Agreement”), in respect of the Shares, and (ii) NYIAX has entered into a lock-up agreement in substantially the form attached hereto as Exhibit D (the “NYIAX Lock-Up Agreement”) in respect of the Closing Shares.

E. Subject to the terms and conditions set forth in this Agreement, the Exchange will be conducted in reliance upon Section 4(a)(2) of the Securities Act, and Rule 506(b) promulgated thereunder.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
DEFINITIONS AND RULES OF CONSTRUCTION

1.1.	Definitions.

Unless otherwise provided herein, capitalized terms used in this Agreement shall have the following meanings:

“Adio Platform” shall mean Datavault’s proprietary advertising optimization platform for increasing engagement using embedded tones.

“Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“Additional Shares” shall have the meaning set forth in Section 2.1.

“Agreement” shall have the meaning set forth in the Preamble.

“Assets” shall mean, with respect to any Person, all assets, properties, rights and claims of every nature, kind and description, tangible and intangible, owned or leased or licensed, wheresoever located and whether or not carried or reflected on the books or records of such Person.

“Bankruptcy and Equity Exception” means except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and the implied covenant of good faith and fair dealing.

“Books and Records” shall have the meaning set forth in Section 5.4(c).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America are permitted or required by Law to be closed.

“Closing” shall have the meaning set forth in Section 6.1.

“Closing Date” shall mean the date of this Agreement.

“Closing Shares” shall have the meaning set forth in Section 2.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the Recitals.

“Consent” shall have the meaning set forth in Section 5.2.

“Contract” shall mean any agreement, contract, subcontract, license, sublicense, lease, indenture, or other legally binding commitment or undertaking of any nature (whether written or oral).

“Contracting Parties” shall have the meaning set forth in Section 8.12.

“Datavault” shall have the meaning set forth in the Preamble.

“Datavault Common Stock” shall have the meaning set forth in the Recitals.

“Datavault Lock-Up Agreement” shall have the meaning set forth in the Recitals.

“Disclosure Schedules” shall have the meaning set forth in the first sentence of ARTICLE III.

“Dollars” or “$”, when used in this Agreement or any other Transaction Document, shall mean United States dollars unless otherwise stated.

“Effect” shall mean any change, effect, event, occurrence, state of facts or development.

“Effective Time” shall have the meaning set forth in Section 6.1.

“Exchange” shall have the meaning set forth in the Recitals.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” shall mean fraud as constituted under common law of the State of Delaware.

“GAAP” shall mean United States generally accepted accounting principles as promulgated by all relevant accounting authorities and as in effect on the date hereof.

“Governmental Authority” shall have the meaning set forth in Section 3.3(b).

“Indebtedness” shall mean, without duplication: (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) capital lease obligations; (e) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (f) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (e); and (g) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (f).

“Intellectual Property” shall mean any and all of the following rights arising under the laws of any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other governmental authority-issued indicia of invention ownership (including certificates of invention, petty patents, and utility models); (b) copyrights and works of authorship (whether or not copyrightable), and all registrations, applications for registration, and renewals of any of the foregoing; (c) trademarks, service marks, trade dress, trade names, domain names, social media accounts or usernames, URLs, IP addresses, IP address ranges, websites or other indicia of source or origin, together with all goodwill symbolized thereby and associated therewith; (d) trade secrets, know-how, technology, inventions (whether or not patentable), discoveries, ideas, processes, methods, designs, plans, instructions, specifications, formulas, testing and other protocols, settings, and procedures, and other confidential or proprietary technical, scientific, engineering, business, or financial information (“Trade Secrets”); and (e) other intellectual property and related proprietary rights.

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any law, treaty, statute, ordinance, rule, code or regulation or judgment, decree, order of any Governmental Authority.

“Liabilities” shall mean any liabilities, obligations, guarantees (including lease guarantees), commitments of any nature whether, known accrued, absolute or contingent, matured.

“License Agreement” shall have the meaning set forth in the Recitals.

“Lock-Up Agreements” shall mean the Datavault Lock-Up Agreement, the NYIAX Lock-Up Agreement, and the NYIAX Additional Lock-Up Agreement.

“Losses” shall mean any and all losses, damages, Taxes, Liabilities, costs (including reasonable out-of-pocket costs of investigation) and expenses, including interest, penalties, settlement costs, judgments, awards, fines, costs of mitigation, court costs and fees (including reasonable attorneys’ fees and expenses); provided, Losses shall not include punitive, treble, consequential or other similar damages.

“Material Adverse Effect” shall mean any effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) NYIAX’s business, results of operations, assets or financial condition of NYIAX’s business, ; provided, that effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (i) changes in economic conditions, financial, labor, credit or securities markets in general or the industries and markets in which NYIAX’s ’ business is operated or in which products of NYAIX’s ’ business are used or distributed; (ii) any change after the date hereof in Laws, GAAP or any other accounting standard applicable to NYIAX’s business, or the enforcement or interpretation thereof, applicable to NYIAX’s business; (iii) acts of God (including any hurricane, flood, tornado, earthquake, any epidemics or quarantine restrictions or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, the engagement in hostilities, of any military attack or terrorist act in the jurisdictions in which NYIAX’s business is conducted or any escalation or worsening of any of the foregoing; or (iv) any action taken by or inaction of Datavault, including the announcement of the transactions contemplated by this Agreement and the other Transaction Documents

“Nonparty Affiliates” shall have the meaning set forth in Section 8.12.

“NYIAX” shall have the meaning set forth in the Preamble.

“NYIAX Common Stock” shall have the meaning set forth in the Recitals.

“NYIAX Additional Lock-Up Agreement” shall have the meaning set forth in Section 5.1(b).

“NYIAX Lock-Up Agreement” shall have the meaning set forth in the Recitals.

“NYIAX Platform” shall mean NYIAX’s proprietary software-as-a-service (SaaS) platform for advertising and creative management.

“ordinary course of business” shall mean in the ordinary course of the operation of Datavault or NYIAX, as the case may be, consistent with past practices of Datavault or NYIAX, as applicable.

“Owned Intellectual Property” shall mean any and all Intellectual Property that is owned or co-owned (or purported to be owned or co-owned) by NYIAX or any of its Affiliates and used or held for use in its business.

“Party” and “Parties” shall have the respective meanings set forth in the Recitals to this Agreement.

“Permits” shall mean any permit, franchise, authorization, license or other consent or approval, waiver, exemption or allowance issued or granted by any Governmental Authority.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Preferred Stock” shall have the meaning set forth in Section 4.3(b).

“Proceeding” shall mean any claim, action, arbitration, audit, hearing, investigation, inquiry, examination, proceeding, litigation or suit (whether civil, criminal, or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority.

“Representative” shall mean, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Documents” shall mean all reports, schedules, forms, statements and other documents required to be filed by Datavault under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as the Datavault was required by law or regulation to file such material), including the exhibits thereto and documents incorporated by reference therein.

“Shares” shall have the meaning set forth in the Recitals.

“Software Development Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” of Datavault, NYIAX or any other Person shall mean any corporation, partnership or other legal entity of which Datavault, NYIAX or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” or “Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” shall mean any return, declaration, report, election, claim for refund, statement or other document relating to Taxes, and filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“the knowledge of” a Party shall mean, with respect to NYIAX, the actual knowledge of the Company, and with respect to Datavault, the actual knowledge of Nathaniel Bradley after reasonable inquiry.

“Trading Market” means any of the following markets or exchanges on which the shares of Common Stock will, in accordance with the terms hereof, be listed or quoted for trading on the date in question: the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” shall mean this Agreement, the Software Development Agreement, the License Agreement, the Lock-Up Agreements, and all other documents to be executed in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

ARTICLE II.
SHARE EXCHANGE

2.1.	Purchase Price.

As full consideration for the sale, assignment, transfer and delivery of the Shares by NYIAX to Datavault, and upon the terms and subject to all of the conditions contained herein, Datavault shall issue to NYIAX (i) 3,000,000 newly issued, fully paid and nonassessable shares of Datavault Common Stock (such shares of Datavault Common Stock, the “Closing Shares”), and (ii) 2,000,000 newly issued, fully paid and nonassessable shares of Datavault Common Stock (such shares of Datavault Common Stock, the “Additional Shares”), upon the terms and subject to the conditions set forth in this Agreement.

2.2.	The Share Exchange.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) NYIAX hereby agrees to sell, transfer, convey, assign and deliver to Datavault, and Datavault shall acquire and accept from NYIAX, all of the Shares free and clear of all Liens and other encumbrances, other than restrictions arising from the Datavault Lock-Up Agreement and standard securities law restrictions, and (ii) Datavault shall issue the Closing Shares to NYIAX as set forth in Section 2.3(b), free and clear of all Liens and other encumbrances, other than restrictions arising from the NYIAX Lock-Up Agreement.

2.3.	Mechanics of Exchange.

(a)            At the Closing, NYIAX shall transfer the full legal and beneficial interest in the Shares to Datavault on the terms set out in this Agreement and deliver an irrevocable instruction letter to its transfer agent for the issuance of the Shares to Datavault.

(b)            At the Closing, Datavault shall deliver an irrevocable instruction letter to its transfer agent for the issuance of the Closing Shares to NYIAX upon NYIAX’s transfer of the Shares to Datavault pursuant to Section 2.3(a) as follows:

(i)	750,000 shares of Datavault Common Stock at the Closing;

(ii)	750,000 shares of Datavault Common Stock on June 16, 2025;

(iii)	750,000 shares of Datavault Common Stock on September 16, 2025; and

(iv)	750,000 shares of Datavault Common Stock on December 16, 2025.

2.4.	NYIAX Shares.

NYIAX shall cause its transfer agent to issue to Datavault 900,000 shares of NYIAX Common Stock within one month from the date of this Agreement.

2.5.	Fractional Shares.

Notwithstanding any other provision of this Agreement, no fractional shares of Datavault Common Stock or NYIAX Common Stock shall be issued as part of the Exchange. The number of shares of Datavault Common Stock or NYIAX Common Stock to which the Parties are entitled under the terms hereof shall, be rounded to the nearest whole number of shares of common stock.

2.6.	Lock-Up Agreements.

(a)            Notwithstanding any other provision of this Agreement, as a condition to the issuance of any Shares or Closing Shares hereunder, Datavault shall be required to execute and deliver the Datavault Lock-Up Agreement in respect of the Shares issued to Datavault, and NYIAX shall be required to execute and deliver the NYIAX Lock-Up Agreement in respect of the Closing Shares issued to NYIAX, as part of the Exchange. The NYIAX Lock-Up Agreement shall provide, among other things, that the Closing Shares shall be subject to lock-up restrictions for one (1) year from the issuance, and the Datavault Lock-Up Agreement shall provide, among other things, that the Shares shall be subject to lock-up restrictions for four (4) years from the issuance. The Parties acknowledge that the Closing Shares and the Shares have not been registered under the Securities Act or any state securities Laws and therefore cannot be resold or transferred unless such shares are subsequently registered under the Securities Act and applicable state securities or “blue sky” laws or exemptions from such registration are available, and neither Datavault nor NYIAX is under any obligation to cause any of such shares to be so registered.

(b)            Any Direct Registration System advice, share certificate, or other written notice delivered in connection with the Shares or the Closing Shares issued pursuant to this Agreement shall bear a legend or legends referencing restrictions applicable to such shares under applicable securities Laws and under this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF NYIAX

NYIAX represents and warrants to Datavault, subject to the disclosures and exceptions set forth in the disclosure schedules delivered by NYIAX to Datavault concurrently herewith (the “Disclosure Schedules”), as of the Closing Date, as follows:

3.1.	Corporate Existence.

NYIAX is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. NYIAX has the requisite corporate power and authority to own, lease and operate its properties, rights and assets related to its business and to conduct the business as the same is now being conducted by it. NYIAX is duly qualified to do business as a foreign corporation under the Laws of all jurisdictions where the nature of the business requires such qualification and is in good standing in each jurisdiction where such qualification is necessary, in each case.

3.2.	Corporate Authority; Binding Effect.

This Agreement and the other Transaction Documents to which NYIAX is a party and the consummation by NYIAX of the transactions contemplated hereby and thereby have been duly and validly authorized by NYIAX by all requisite corporate or similar action and no other proceedings on the part of NYIAX is necessary for NYIAX to authorize the execution or delivery of this Agreement or any of the other Transaction Documents to which NYIAX is a party or to perform any of its obligations hereunder or thereunder. NYIAX has full corporate or similar organizational (as applicable) power and authority to execute and deliver the other Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by NYIAX, and (assuming due authorization, execution and delivery by NYIAX) this Agreement constitutes a valid and legally binding obligation of NYIAX, enforceable against each of them in accordance with its terms. When each other Transaction Document to which NYIAX is, or will be, party has been duly executed and delivered by NYIAX (assuming due authorization, execution and delivery by NYIAX), such Transaction Document will constitute a valid and legally binding obligation of NYIAX, enforceable against it in accordance with its terms.

3.3.	No Conflicts; Governmental Approvals and Consents.

(a)            The execution and delivery of this Agreement and the other Transaction Documents by NYIAX to which it is a party, the performance by NYIAX of its obligations hereunder and thereunder and the consummation by NYIAX of the transactions contemplated hereby and thereby, do not (i) violate or conflict with any provision of the organizational documents of NYIAX o, (ii) result in any violation or breach or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, under any material contract, indenture, mortgage, lease, note or other material agreement or instrument to which NYIAX is subject or is a party, or (iii) violate, conflict with or result in any material breach under any provision of any Law applicable to NYIAX (to the extent it relates to the transactions contemplated by this Agreement) except in the cases of clauses (ii) and (ii), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a Material Adverse Effect.

(b)            No Consent, order or license from, notice to or registration, declaration or filing with, any United States, supranational or foreign, federal, state, provincial, municipal or local government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality (“Governmental Authority”) or any other Person, is required on the part of NYIAX in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which NYIAX is a party or the consummation of the transactions contemplated hereby and thereby, except for such Consents, orders, licenses, filings or notices (i) that have been or will be obtained as of the Closing, or (ii) where the failure to obtain or make would not have a Material Adverse Effect.

3.4.	Subsidiaries.

3.5.	NYIAX has no direct or indirect subsidiaries. Capitalization.

(a)            The authorized capital stock of NYIAX consists of (i) 125,000,000 shares of NYIAX Common Stock, of which 16,313,302 shares are outstanding, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are outstanding. All of such issued and outstanding shares of NYIAX are fully paid and nonassessable.

(b)            Except as set forth in the Disclosure Schedules or as filed with the SEC (A) no shares of NYIAX Common Stock are subject to preemptive rights or any other similar rights or any liens suffered or permitted by NYIAX; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, any NYIAX Common Stock, or contracts, commitments, understandings or arrangements by which NYIAX is or may become bound to issue additional NYIAX Common Stock, or options, warrants or scrip for rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any NYIAX Common Stock; (C) there are no agreements or arrangements under which NYIAX is obligated to register the sale of any of its securities under the Securities Act; (D) there are no outstanding securities or instruments of NYIAX that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which NYIAX is or may become bound to redeem a security of NYIAX and no other shareholder or similar agreement to which NYIAX is a party; and (E) there are no securities or instruments containing anti-dilution or similar provisions that will or may be triggered by the issuance of the Shares.

3.6.	Financial Statements; Liabilities.

(a)            NYIAX has made available to Datavault (i) the unaudited consolidated balance sheet of NYIAX as of December 31, 2024 (the “Balance Sheet Date”), and the related unaudited consolidated statement of operations of NYIAX for the year ended 2024 (together, the “Financial Statements”). The Financial Statements have been prepared from the books and records of NYIAX in accordance with GAAP in effect as of the applicable date or period, excluding the related disclosure of financial footnotes consistently applied throughout the periods covered thereby. The Financial Statements fairly present, in all material respects, the consolidated financial position of NYIAX, the consolidated net assets of NYIAX and the consolidated results of operations of NYIAX for the periods covered thereby, in each case, in conformity with GAAP, with only such deviations from such accounting principles and subject to normal immaterial year-end audit adjustments, and excluding the related disclosure of financial footnotes.

(b)            Except as set forth in the Disclosure Schedules or as filed with the SEC, there are no Liabilities of NYIAX that would be required under GAAP to be disclosed on a balance sheet of NYIAX, except (i) Liabilities disclosed on the Financial Statements, (ii) immaterial Liabilities, (iii) transaction expenses incurred in connection with the negotiation of this Agreement and the Transaction Documents and (iv) Liabilities expressly set forth and excluding the related disclosure of financial footnotes.

3.7.	Indebtedness.

(a)            (b)    Except as set forth in the Disclosure Schedules or as filed with the SEC, .sets forth a complete and correct list of each item of Indebtedness as of the date of this Agreement, identifying the creditor, or convertible note, to which such Indebtedness is owed, the title of the instrument under which such Indebtedness is owed, the amount of such Indebtedness as of the close of business on the date of this Agreement ..

(b)            NYIAX has not received any notice of a default, alleged failure to perform or any offset or counterclaim (in each case, that has not been waived or remains pending as of the date of this Agreement) with respect to any item of Indebtedness. Except as set forth in Section 3.7(b) of the Disclosure Schedules, neither the consummation of any of the transactions contemplated by this Agreement nor the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any such Indebtedness.

3.8.	Good Title.

(a)            NYIAX is the record and beneficial owner and has good and marketable title to the Shares, with the right and authority to sell and deliver such Shares. Upon delivery of assignments duly signed, representing the same as herein contemplated and/or upon registering of Datavault as the new owner of the Shares, Datavault will receive good title to the Shares, free and clear of all Liens and other encumbrances, other than restrictions arising from the Datavault Lock-Up Agreement and standard securities law restrictions.

(b)            NYIAX holds all rights, assets and property reasonably necessary for the conduct of their respective businesses after the Closing, substantially in the same manner as conducted prior to the Closing.

(c)            NYIAX has good and marketable title to all of the properties and assets (whether real, personal, movable, immovable or mixed and whether tangible or intangible) necessary to operate their respective businesses, including all the properties and assets reflected as being owned, as the case may be, by NYIAX on the balance sheet forming part of the most recent Financial Statements or otherwise in the applicable books and records of NYIAX No other Person owns any assets which are being used in the businesses of NYIAX.

(d)            Where any material assets are used, but not owned, by NYIAX or any of its Subsidiaries or any facilities or services which are material to the respective businesses of NYIAX or any of its Subsidiaries are provided to, as the case may be, NYIAX or any of its Subsidiaries by a third party, no event of default has occurred or is subsisting or has been alleged or is likely to arise which may entitle any third party to terminate any agreement or license in respect of the provision of such facilities or services.

3.9.	[Reserved].

3.10.	Litigation.

Except as set forth in the Disclosure Schedules or as filed with the SEC, NYIAX is not subject to any order, judgment, stipulation, injunction, decree or agreement with any party, including any Governmental Authority, that would prevent or reasonably be expected to interfere with or delay the consummation of the transactions contemplated by the Transaction Documents or would be material to the business of NYIAX. Except as set forth on Schedule 3.10, there are no Proceedings pending or, to the knowledge of NYIAX, threatened, against NYIAX or any of its Subsidiaries, or any of their respective officers or directors in the role as an officer or director of NYIAX.

3.11.	Compliance with Laws; Permits.

(a)            Compliance with Laws. Except as set forth in the Disclosure Schedules or as filed with the SEC, (i) NYIAX is conducting its business in compliance, in all material respects, with all Laws applicable to its business, and (ii) in the past three years, NYIAX has not received any written notice of any material violation or alleged violation of any such applicable Law,.

(b)            Permits. (i) NYIAX has all Permits that are reasonably necessary to conduct its business as currently conducted, (ii) all such Permits are in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect (iii) NYIAX’s business is not being conducted in violation or default of such Permits, (iv) NYIAX is not in receipt of any written notification that any Governmental Authority is threatening to revoke any such Permit, (v) all such Permits were lawfully obtained and (vi) all such Permits are transferable to NYIAX.

3.12.	Intellectual Property.

(a)            Registered Intellectual Property. Section 3.12(a) of the Disclosure Schedules sets forth a correct and complete list of all registrations and applications for Owned Intellectual Property, including:

(i)	patents owned or filed by, or on behalf of, NYIAX or any of its Subsidiaries, or under which NYIAX has exclusive rights in any field or territory, including the country of filing, owner, filing number, date of issue or filing, expiration date and title;

(ii)	registered trademarks and pending applications for registration of trademarks owned or filed by, or on behalf of, or used by NYIAX , including country of filing, description of goods or services, registration or application number and date of issue;

(iii)	registered copyrights and applications for registration of copyrights owned or filed by, or on behalf of, or used by NYIAX , including country of filing, owner, filing number, date of issue and expiration date; and

(iv)	domain names owned by NYIAX .

(b)            Validity and Enforceability. All registrations and applications for Owned Intellectual Property are subsisting and unexpired, valid, enforceable and otherwise in good standing and none of such registrations and applications have been adjudged invalid or unenforceable in whole or in part. All fees that are due and payable in respect of the Owned Intellectual Property have been duly paid, and NYIAX has taken all actions required in the prosecution of the Owned Intellectual Property. No Owned Intellectual Property is involved in any cancellation, expungement, interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the scope, validity, enforceability or patentability of any such Owned Intellectual Property is being contested or challenged.

(c)            Ownership. NYIAX solely and exclusively own all Owned Intellectual Property, free and clear of any liens. Without limiting the generality of the foregoing, NYIAX has entered into written agreements with each of their current employees who are/were involved in the creation of any Owned Intellectual Property, whereby such employees (x) assign to NYIAX all ownership interest and right they may have in any Intellectual Property, including any Owned Intellectual Property, created or developed by such employees in connection with the performance of their services for NYIAX, (y) acknowledge NYIAX’s sole and exclusive ownership of all such Owned Intellectual Property, and (z) agree to maintain the confidentiality of all Trade Secrets and other confidential information and use such information only for the benefit of NYIAX.

(d)            Infringement. NYIAX’s business, products and services as currently and formerly conducted do not infringe, misappropriate, violate or otherwise conflict with any Intellectual Property right of any other Person. NYIAX has not received any notice, demand, or indemnification request, or is subject to any claim, injunction, directive, order, or Proceeding (including any oppositions, interferences or reexaminations) whether pending or, to the knowledge of NYIAX, threatened (i) asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of Intellectual Property is or may be occurring or has or may have occurred, or (ii) challenging the validity, enforceability or use of any Owned Intellectual Property. To NYIAX’s knowledge, no Person is infringing, misappropriating, violating or otherwise conflicting with any Owned Intellectual Property.

(e)            Protection and Confidentiality. NYIA has implemented reasonable policies and procedures and have taken all reasonable steps and security measures necessary to maintain, enforce and protect their rights in the Owned Intellectual Property and at all times have maintained the confidentiality of all Trade Secrets included in, or otherwise used by NYIAX . None of the Trade Secrets used in the business of NYIAX have been disclosed to a third party and, to the knowledge of NYIAX, NYIAX has not experienced any loss or data breach related thereto.

3.13.	Tax Matters.

(a)            All Tax Returns required to be filed by NYIAX have been duly filed, all such Tax Returns are true, correct, and complete in all material respects, and all Taxes required to be paid by NYIAX (whether or not shown on any Tax Return) have been duly and timely paid. There is no power of attorney with respect to Taxes that could affect NYIAX after the Closing. As of the Balance Sheet Date, NYIAX had no Liability for unpaid Taxes relating to the business of NYIAX that have not been accrued or reserved on the Financial Statements, and NYIAX has not incurred any Liability for Taxes other than in the ordinary course of business since the Balance Sheet Date.

(b)            NYIAX has duly and timely withheld or collected all Taxes required to be withheld or collected by it, duly and timely paid such withheld or collected amounts to the proper Governmental Authority, and fully complied with all information reporting requirements with respect to such withholding and payment.

(c)            There are no Liens for Taxes (other statutory Liens for Taxes not yet due and payable) on any of the assets of NYIAX.

(d)            No claim has ever been made by any Governmental Authority in a jurisdiction where NYIAX does not file Tax Returns that NYIAX is or may be subject to taxation by such jurisdiction. NYIAX is not subject to any Tax payment obligation or Tax Return filing obligation in any jurisdiction outside the United States.

(e)            NYIAX has not entered into, nor is NYIAX bound by, any Tax sharing, allocation, or indemnification agreement. NYIAX does not have any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise. NYIAX has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local, or non-U.S. Law).

(f)             NYIAX is and always has been properly treated as a domestic corporation for U.S. federal and applicable state and local income Tax purposes.

3.14.	Brokers and Other Advisors.

NYIAX has not retained any investment banker, finder or broker who would have a valid claim for a fee, brokerage, commission or similar compensation in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

3.15.	Business Records.

All files, documents, ledgers, instruments, papers, books and records and similar information (whether in paper, digital or other tangible or intangible form) that are used or held for use by NYIAX and necessary for NYIAX’s ’ conduct of its business, including all technical information, quality control records, blueprints, research and development notebooks and files, customer credit data, mailing lists, warranty information, operating guides and manuals, studies and reports, catalogs, advertising and promotional materials, brochures, standard forms of documents, product testing reports, manuals, sales and promotional literature, drawings, technical plans, business plans, budget projections, price lists, customer and supplier lists and records (including correspondence), referral sources (the “Business Records”), but excluding any minute books, stock ledgers, financial records, Tax records and other materials that NYIAX is required by Law to retain have been kept in the ordinary course of business and are true, complete and correct in all material respects. Copies of such Business Records have been made available to Datavault.

3.16.	Exclusivity of Representations; No other Representations or Warranties.

The representations and warranties made by NYIAX in this Agreement and the other Transaction Documents are the sole and exclusive representations and warranties made by NYIAX in connection with the transactions contemplated by this Agreement or the other Transaction Documents. NYIAX hereby disclaims any other express or implied representations or warranties.

ARTICLE IV.
REPRESENTATIONS OF DATAVAULT

Datavault represents and warrants to NYIAX, as of the Closing Date, as follows:

4.1.	Corporate Existence.

Datavault is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Datavault has the requisite corporate power and authority to own, lease and operate its properties, rights and assets related to its business and to conduct its business as the same is now being conducted by it. Datavault is duly qualified to do business as a foreign corporation under the Laws of all jurisdictions where the nature of its business or location of its assets requires such qualification and is in good standing in each jurisdiction where such qualification is necessary.

4.2.	Corporate Authority.

(a)            This Agreement and the other Transaction Documents to which Datavault is a party and the consummation of the transactions contemplated hereby and thereby involving Datavault have been duly authorized by Datavault by all requisite corporate action. Datavault has all corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. This Agreement has been duly executed and delivered by Datavault, and the other Transaction Documents will be duly executed and delivered by Datavault, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Datavault, enforceable against it in accordance with its terms.

(b)            The execution and delivery of this Agreement and the other Transaction Documents by Datavault, the performance by Datavault of its obligations hereunder and thereunder and the consummation by Datavault of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Datavault, (ii) result in any violation or breach or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Datavault is subject or is a party, or (iii) violate, conflict with or result in any breach under any provision of any Law applicable to Datavault or any of its properties or assets, except, in the case of clauses (ii) and (iii), to the extent that any such default, violation, conflict, breach or loss would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Datavault’s ability to consummate the transactions contemplated under this Agreement or to perform its obligations under this Agreement and the other Transaction Documents to which Datavault is a party.

4.3.	Capitalization.

As of the date of this Agreement, the authorized capital of Datavault consists of:

(a)            300,000,000 authorized shares of Datavault Common Stock, 61,156,527 shares of which are issued and outstanding immediately prior to the date hereof. All of such outstanding shares of Datavault Common Stock have been duly authorized, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. The shares of Datavault Common Stock to be issued to NYIAX pursuant to this Agreement will be, at the time of issuance, duly authorized, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws.

(b)            20,000,000 authorized shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of which 375,000 shares have been designated Series B Preferred Stock, 0 of which are issued and outstanding immediately prior to the date hereof. All of the outstanding shares of Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

4.4.	Solvency.

As of and immediately after the Closing, Datavault is and will be able to pay its debts as they become due in the ordinary course of business and will own assets having a present fair saleable value greater than its stated Liabilities and identified contingent Liabilities, including any contingent Liabilities, Datavault may have in respect of any actual or alleged violation or noncompliance of Law by Datavault. Immediately after the Closing, Datavault will have adequate capital to carry on its business and to perform its obligations under its Contracts. Datavault has not incurred, does not intend to incur, and does not reasonably believe it will incur debts beyond its ability to pay as such debts mature or become due. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereunder, delay or defraud either present or future creditors of Datavault or to prevent Datavault from performing its obligations under its Contracts.

4.5.	Title to Assets.

(a)            Datavault holds all rights, assets and property necessary for the conduct of its business after the Closing, substantially in the same manner as conducted prior to the Closing.

(b)            Where any material assets are used, but not owned, by Datavault or any facilities or services which are material to the respective businesses of Datavault are provided to, as the case may be, Datavault by a third party, no event of default has occurred or is subsisting or has been alleged or is likely to arise which may entitle any third party to terminate any agreement or license in respect of the provision of such facilities or services.

4.6.	SEC Filings; Financial Statements.

(a)            Since December 31, 2023, all statements, reports, schedules, forms and other documents, including any exhibits thereto, required to have been filed by Datavault or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the rules and regulations thereunder, and, as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the SEC Documents are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of Datavault has failed to make the certifications required of him or her. As of the date of this Agreement, there are no outstanding unresolved comments in comment letters received from the SEC or the Trading Market with respect to SEC Documents. None of the SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of Datavault.

(b)            The financial statements (including any related notes) contained or incorporated by reference in the SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Quarterly Report filed on Form 10-Q with the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Datavault as of the respective dates thereof and the results of operations and cash flows of Datavault for the periods covered thereby. Other than as expressly disclosed in the SEC Documents filed prior to the date hereof, there has been no material change in Datavault’s accounting methods or principles that would be required to be disclosed in Datavault’s financial statements in accordance with GAAP.

4.7.	Governmental Approvals and Consents.

No Consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Datavault in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices which have been obtained and remain in full force and effect and those with respect to which the failure to have obtained or to remain in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on Datavault’s ability to consummate the transactions contemplated under this Agreement or to perform its obligations under this Agreement and the other Transaction Documents to which Datavault is a party.

4.8.	Litigation.

Datavault is not subject to any order, judgment, stipulation, injunction, decree or agreement with any party, including any Governmental Authority, that would prevent or reasonably be expected to interfere with or delay the consummation of the transactions contemplated by the Transaction Documents. There are no Proceedings pending or, to the knowledge of Datavault, threatened against Datavault or any of its Affiliates that would reasonably be expected to have a material impact on the business of Datavault following the consummation of the transactions contemplated by the Transaction Documents.

4.9.	Brokers and Other Advisors.

Neither Datavault nor any of its Affiliates has retained any financial advisor, investment banker, finder or broker who would have a valid claim for a fee, brokerage, commission or similar compensation from Datavault or its Affiliates in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

4.10.	Not an Investment Company.

Datavault is not an investment company as described in Section 1.351-1(c)(1)(ii) of the Treasury Regulations.

4.11.	Exclusivity of Representations; No Other Representations or Warranties.

The representations and warranties made by Datavault or any of its Affiliates in this Agreement and the other Transaction Documents are the sole and exclusive representations and warranties made by Datavault and its Affiliates in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Each of Datavault and its Affiliates hereby disclaims any other express or implied representations or warranties.

ARTICLE V.
AGREEMENTS OF DATAVAULT AND NYIAX

5.1.	Issuance of Additional Shares.

(a)            Upon completion of a complete advertising cycle for a third party clientele, and upon the Parties’ mutual written agreement that the Adio Platform has been integrated into the NYIAX Platform upon completion of the advertising cycle, Datavault will issue the Additional Shares within ten (10) business days from the completion of the integration.

(b)            Notwithstanding any other provision of this Agreement, as a condition to the issuance of any Additional Shares hereunder, NYIAX shall be required to execute and deliver a a lock-up agreement in substantially the form attached hereto as Exhibit E (the “NYIAX Additional Lock-Up Agreement”) in respect of the Additional Shares. The NYIAX Additional Lock-Up Agreement shall provide, among other things, that (i) the Additional Shares shall be subject to lock-up restrictions for two (2) years from the issuance, and (ii) NYIAX is entitled to use the Additional Shares as a collateral for a loan; and/ or transfer in connection with any financing or capital raising transaction so long as such third party agrees to comply with the lock-up terms and any loan document provides for the ability of Datavault to purchase such loan and make repayment in full. . The Parties acknowledge that the Additional Shares will not be registered under the Securities Act or any state securities Laws and therefore cannot be resold or transferred unless such shares are subsequently registered under the Securities Act and applicable state securities or “blue sky” laws or exemptions from such registration are available, and Datavault is under any obligation to cause any of such shares to be so registered.

5.2.	Necessary Efforts.

Subject to the other terms and conditions of this Agreement, NYIAX and Datavault agree to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by the Transaction Documents and to use their respective reasonable best efforts to cause the conditions to each Party’s obligation to close the transactions contemplated hereby to be satisfied, including all actions necessary to obtain (a) all licenses, certificates, permits, approvals, clearances, expirations, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders (each a “Consent”) of any Governmental Authority required for the satisfaction of the conditions set forth in this Agreement, and (b) all other Consents of any Person, necessary or desirable in connection with the consummation of the transactions contemplated by the Transaction Documents, it being understood that neither Party nor any of their respective Subsidiaries shall be required to expend any money other than for filing fees or expenses or immaterial administrative or legal costs or expenses. The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing.

5.3.	Public Disclosures.

A mutually agreed joint press release describing the terms of this Agreement shall be released promptly after execution of this Agreement and Datavault shall file a Current Report on Form 8-K with the SEC, which shall include that press release and this Agreement as exhibits. Thereafter, unless otherwise required by Law, no press release or other public announcement or comment pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any Party or its Affiliates without the prior written approval of the other Party (which approval shall not be unreasonably withheld). If in the judgment of either Party upon the advice of outside counsel such a press release or public announcement is required by Law, the Party intending to make such release or announcement shall to the extent practicable use reasonable commercial efforts to provide prior written notice to the other Party of the contents of such release or announcement and to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

5.4.	Access to Records and Personnel.

(a)            Exchange of Information. After the Closing, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor , after five business days’ notice, and at the requesting Party’s sole expense, reasonable access, during regular business hours, to the other Party’s employees and to any books, records, documents, files and correspondence in the possession or under the control of the other Party or such other Party’s Subsidiaries that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or any of its Affiliates (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party or any of its Affiliates, (If the result of a subpoena the requesting Party to inform the other Party as soon as the subpoena is received and the other Party will have the right to fight such subpoena.) (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements applicable to such requesting Party or any of its Affiliates, (iii) in connection with the preparation of the financial statements of such Party or its Affiliates or (iv) to comply with its obligations under this Agreement or any of the other Transaction Documents; provided, that such access shall not unreasonably interfere with the normal business operations of Datavault, NYIAX or their respective Affiliates, as applicable. Notwithstanding anything to the contrary set forth in this Section 5.4(a), no Party shall be required to provide access to or disclose information (x) where such access or disclosure would violate any Law (including any applicable data protection and privacy Laws) or agreement, or waive any attorney-client or other similar privilege, and each Party may redact information regarding itself or its Subsidiaries or otherwise not relating to the other Party and its Subsidiaries, and, in the event such provision of information could be commercially detrimental, violate any Law or agreement or waive any attorney-client or other similar privilege, the Parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence, or (y) in the event of a dispute between Datavault or any of its Affiliates, on the one hand, and NYIAX or any of its Affiliates, on the other hand, except as would be required by applicable civil process or applicable discovery rules. To the extent that either Party is provided access to personal data by the other Party pursuant to this Section, the receiving Party shall (without prejudice to the foregoing obligations set forth in this Section 5.4(a)) comply with all applicable data protection and privacy laws with respect to such personal data.

(b)            Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 5.4 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(c)            Record Retention. Except as otherwise provided herein, and to the extent permitted by applicable data protection and privacy Law, each Party agrees to retain the books, records, documents, instruments, accounts, correspondence, writings, evidence of title and other papers (the “Books and Records”) in their respective possession or control for a period of six (6) years, following the Closing Date. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records in accordance with its record retention policies consistent with past practice and/or applicable data protection and privacy Laws, provided that, prior to such destruction or disposal (i) such Party shall provide no less than 30 days’ prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in reasonable detail which of the Books and Records is proposed to be so destroyed or disposed of), and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as soon as reasonably practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out of pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).

(d)            Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 5.4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement.

(e)            Confidential Information; Public Disclosure. The Parties shall ensure that, on and at all times after the Closing Date, each Party keeps strictly confidential and does not use or disclose to any other Person, any non-public document or other non-public information that relates directly or indirectly to Datavault, NYIAX or any their respective Affiliates, unless otherwise required by Law.

ARTICLE VI.
CLOSING

6.1.	Closing Date.

The closing of the Exchange and the other transactions hereunder (the “Closing”) shall take place remotely, and in such other places as are necessary to affect the transactions to be consummated at the Closing, by signing of this Agreement, or at such other time, date and place as shall be fixed by mutual agreement of the Parties. The effective time (“Effective Time”) of the Closing for tax, operational and all other matter matters shall be deemed to be 12:01 a.m. Eastern Time on the Closing Date.

6.2.	Datavault Obligations.

At the Closing, Datavault shall (i) deliver to NYIAX the Closing Shares as set forth in Section 2.3(b), and (ii) deliver to NYIAX the following in such form and substance as are reasonably acceptable to NYIAX:

(a)            this Agreement duly executed;

(b)            the Software Development Agreement duly executed;

(c)            the License Agreement duly executed;

(d)            the Datavault Lock-Up Agreement duly executed;

(e)            a certificate signed by an authorized executive officer of Datavault, dated the Closing Date, to the effect that (i) Datavault shall have performed and complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing, and (ii) the representations and warranties of Datavault contained in this Agreement shall be true and correct as of the date of this Agreement (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), in all material respects;

(f)            a certificate of the secretary (or equivalent officer) of Datavault certifying that attached thereto are (i) true and complete copies of all resolutions adopted by the board of directors of Datavault authorizing the execution, delivery and performance of this Agreement and the consummation of the Exchange and other transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and there, and (ii) true and complete copies of the certificate of incorporation and by-laws of Datavault if not already publicly filed with the SEC;

(g)            transfer agent instructions to issue via book-entry the Closing Shares being issued to NYIAX; and

(h)            such other documents and instruments (if any) as counsel for NYIAX and Datavault mutually agree to be reasonably necessary to consummate the transactions described herein.

6.3.	NYIAX Obligations.

At the Closing, NYIAX shall (i) deliver to NYIAX the Shares as set forth in Section 2.3(a), and (ii) deliver to Datavault the following in such form and substance as are reasonably acceptable to Datavault:

(a)            this Agreement duly executed;

(b)            the Software Development Agreement duly executed;

(c)            the License Agreement duly executed;

(d)            the NYIAX Lock-Up Agreement duly executed;

(e)            a certificate signed by an authorized executive officer of NYIAX, dated the Closing Date, to the effect that (i) NYIAX shall have performed and complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing, and (ii) the representations and warranties of NYIAX contained in this Agreement shall be true and correct as of the date of this Agreement (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), in all material respects;

(f)            a certificate of the secretary (or equivalent officer) of NYIAX certifying that attached thereto are (i) true and complete copies of all resolutions adopted by the board of directors of NYIAX authorizing the execution, delivery and performance of this Agreement and the consummation of the Exchange and other transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and there, and (ii) true and complete copies of the certificate of incorporation and by-laws of NYIAX;

(g)            transfer agent instructions to issue via book-entry the Shares being issued to Datavault; and

(h)            such other documents and instruments (if any) as counsel for NYIAX and Datavault mutually agree to be reasonably necessary to consummate the transactions described herein.

ARTICLE VII.
TERMINATION

7.1.	Termination Events.

This Agreement may be terminated, and the transactions contemplated herein may be abandoned:

(a)            by mutual written consent of the Parties;

(b)            by Datavault (by delivery of a written notice to NYIAX in accordance with Section 8.1(b)) if (i) Datavault is not in breach of any of its representations, warranties, covenants or other obligations hereunder, and (ii) NYIAX is in material breach of any of its representations, warranties, covenants or other obligations hereunder, and such breach is either (A) not capable of being cured or (B) if curable, is not cured within forty -five(45) Business Days after the giving of written notice by Datavault to NYIAX; or

(c)            by NYIAX (by delivery of a written notice to Datavault in accordance with Section 8.1(a)) if (i) NYIAX is not in breach of any of its representations, warranties, covenants or other obligations hereunder, and (ii) Datavault is in material breach of any of its representations, warranties, covenants or other obligations hereunder, and such breach is either (A) not capable of being cured or (B) if curable, is not cured within forty- five (45) Business Days after the giving of written notice by NYIAX to Datavault.

7.2.	Termination Procedures.

If any Party wishes to terminate this Agreement pursuant to Section 7.1, such Party shall deliver to the other Party a written termination notification in accordance with Section 8.1 stating that such Party is terminating this Agreement and setting forth a brief statement of the basis on which such Party is terminating this Agreement.

7.3.	Effect of Termination.

In the event of any termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party (or any Affiliate or Representative of such Party) to any other Party (or such other Persons), except that the provisions of Section 5.3 and ARTICLE VIII of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing, the provisions of this Section 7.3 shall not relieve either Party of any liability for Fraud, intentional misconduct or breach of any of its representations, warranties, covenants, or other agreements set forth in this Agreement occurring prior to its termination.

ARTICLE VIII.
MISCELLANEOUS

8.1.	Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by e-mail (with written confirmation of receipt) or (c) one (1) Business Day following the day sent by a nationally recognized overnight courier for next business Day delivery (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a Party may have specified by written notice given to the other Party pursuant to this provision):

(a)            If to Datavault:

Datavault AI Inc.

15268 NW Greenbrier Pkwy

Beaverton, OR 97006

Attention:     Nathaniel Bradley

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
1251 Avenue of Americas
New York, NY 10020
Attention:     Joseph E. Segilia

(b)            If to NYIAX:

NYIAX, Inc.

900 Easton Ave. STE 26-1088

Somerset NJ 08873

Attention:     Teri Gallo

with a copy (which shall not constitute notice) to:

Dickinson Wright PLLC

350 East Las Olas Blvd, Suite 1750
Fort Lauderdale, FL 33326
Attention:     Joel D. Mayersohn

8.2.	Severability.

If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and Datavault and NYIAX shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.

8.3.	Further Assurances; Further Cooperation.

Subject to the terms and conditions hereof, each of the Parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate to effectuate the provisions of this Agreement, provided that all such actions are in accordance with applicable Law.

8.4.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by electronic signature (including by means of e-mail in .pdf format) shall be considered original executed counterparts for purposes of this Section 8.4.

8.5.	Expenses.

Except as otherwise expressly provided herein, Datavault and NYIAX shall each pay their respective expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

8.6.	Assignment; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective permitted successors, legal representative and permitted assigns; provided, however, that no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party to this Agreement. No assignment by a Party of any obligations hereunder shall relieve such Party of any such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

8.7.	Amendment; Waiver.

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Datavault and NYIAX. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

8.8.	Third Parties; No Benefit to Third Parties.

This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party nor create or establish any third-party beneficiary hereto.

8.9.	Governing Law.

This Agreement is governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any other jurisdiction. Any legal suit, action, or proceeding arising out of or related to this Agreement must be instituted exclusively in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York and County of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

8.10.	Disclosure Schedules.

The Disclosure Schedules are hereby incorporated and made a part hereof and is an integral part of this Agreement. The Disclosure Schedules have been arranged, for purposes of convenience only, as separate parts corresponding to the sections of ARTICLE III of this Agreement. The representations and warranties contained in ARTICLE III of this Agreement are subject to (a) the exceptions and disclosures set forth in the sections of the Disclosure Schedules corresponding to the particular section of ARTICLE III in which such representation and warranty appears and are a part of this Agreement as if fully set forth herein, (b) any exceptions or disclosures explicitly cross referenced in such section of the Disclosure Schedules by reference to another section of the Disclosure Schedules and (c) any exception or disclosure set forth in any other section of the Disclosure Schedules to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is intended to qualify another section of the Disclosure Schedules. Nothing contained in the Disclosure Schedules should be construed as an admission of liability or responsibility of any Party to any third party in connection with any pending or threatened Proceeding or otherwise. Disclosures in the Disclosure Schedule shall not establish a standard of materiality for any purpose whatsoever. Any capitalized terms used in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.

8.11.	Entire Agreement.

This Agreement, the other Transaction Documents, the Disclosure Schedules and the exhibits hereto and any other agreements between Datavault and NYIAX entered into on the date hereof set forth the entire understanding of the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties or their respective Subsidiaries other than those set forth or referred to herein or therein. In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement shall prevail.

8.12.	Non-Recourse.

Except as expressly set forth in the other Transaction Documents, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, at law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future equity holder, incorporator, controlling person, general or limited partner, member, Affiliate, or assignee or Representative of, and any financial advisor or lender to, any Contracting Party, or any current, former or future equity holder, incorporator, controlling person, general or limited partner, Affiliate, or assignee or Representative of, and any financial advisor or lender to, any of the foregoing or any of their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing) (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, at law or in equity, granted by statute or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the other Transaction Documents), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the other Transaction Documents) against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise expressly set forth in the other Transaction Documents, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available, whether in contract or in tort, at law or in equity, granted by statute or otherwise, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, in each case, arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach and (ii) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

8.13.	Waiver and Release of Claims.

(a)            Subject to Section 8.13(b), in consideration of the covenants, agreements and undertaking each Party is entitled under the Agreement, effective as of the Closing, Datavault and NYIAX, respectively, on behalf of itself and each of its Affiliates, and its and their respective Representatives and successors and assigns, and each of their respective Affiliates, past and present direct and indirect equity holders, parents, subsidiaries, principals, directors, managers, partners, general partners, limited partners, officers, employees, trustees, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers, attorneys, agents and representatives in their capacities as such (“Releasing Parties”) hereby irrevocably and unconditionally releases, acquits and forever discharges Datavault and NYIAX, respectively, and each of its Affiliates, and their respective past and present successors, predecessors, assigns, employees, agents, partners, members, Subsidiaries, equity holders, parent companies, controlling persons, other Affiliates (corporate or otherwise) and legal representatives, including their respective past and present officers and directors, solely in their capacities as such, and any past and present successors, predecessors, assigns, employees, agents, partners, members, Subsidiaries, equity holders, parent companies, controlling persons, other Affiliates (corporate or otherwise) and legal representatives, including past and present officers and directors, solely in their capacity as such, of any of the foregoing (together, the “Released Parties”), from any and all claims, actions, causes of actions, Proceedings, Liens, Liabilities, Losses, suits, counterclaims, offsets, setoffs, of every kind, in connection with the transactions arising up to and including the Closing, whether in law, equity or otherwise, known or unknown, suspected or unsuspected (including any fiduciary duty claims against the Released Parties) that any Releasing Party now has, has had or could have asserted against any of the Released Parties prior to the Closing or on account of or arising out of any matter occurring on or prior to the Closing, including any rights to indemnification or reimbursement from any of the Released Parties (collectively, the “Released Claims”).

(b)            Notwithstanding the foregoing in this Section 8.13, the Released Claims shall not include, and nothing contained in this Agreement shall affect a Releasing Party’s rights pursuant to the terms of any Transaction Document. Each such Releasing Party hereby irrevocably agrees to refrain from, directly or indirectly, asserting any claim or demand or any Proceeding against any Released Party based upon any Released Claim.

8.14.	Section Headings; Table of Contents.

The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.15.	Specific Performance.

(a)            The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

(b)            Each Party further agrees that: (i) no such Party will oppose the granting of an injunction or specific performance as provided herein on the basis that another Party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other Party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.15, and each Party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

8.16.	Non-survival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive Closing. This Section 8.16 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Closing.

8.17.	Fulfillment of Obligations.

Any obligation of any Party to any other Party under this Agreement or any of the Transaction Documents, which obligation is performed, satisfied, or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Share Exchange Agreement to be duly executed as of the date first above written.

DATAVAULT AI INC.

By:	/s/ Nathaniel Bradley
Name: Nathaniel Bradley
Title: Chief Executive Officer

NYIAX, INC.

By:	/s/ Teri Gallo
Name: Teri Gallo
Title: Chief Executive Officer

[Signature Page to Share Exchange Agreement]